SENSATA TECHNOLOGIES REPORTS FOURTH QUARTER
AND FULL YEAR 2017 FINANCIAL RESULTS
Company delivers solid revenue growth, margin expansion, and double-digit EPS growth in FY-2017
Hengelo, The Netherlands – February 01, 2018 - Sensata Technologies (NYSE: ST) today announced financial results for its fourth quarter and full year ended December 31, 2017.
Revenue was $840.5 million in the fourth quarter of 2017, an increase of $52.1 million, or 6.6%, from revenue of $788.4 million in the fourth quarter of 2016. Excluding a 1.4% positive effect from changes in foreign exchange rates, Sensata reported organic revenue growth of 5.2% in the fourth quarter of 2017.
Net income was $169.1 million in the fourth quarter of 2017, which was 20.1% of revenue, or $0.98 per diluted share. This compares to net income of $66.5 million in the fourth quarter of 2016, which was 8.4% of revenue, or $0.39 per diluted share. Adjusted net income was $149.4 million in the fourth quarter of 2017, which was 17.8% of revenue, or $0.87 per diluted share. This was an increase of 14.1% compared to adjusted net income of $131.0 million in the fourth quarter of 2016, which was 16.6% of revenue, or $0.76 per diluted share. Changes in foreign exchange rates increased Sensata's adjusted earnings per share by $0.04 in the fourth quarter of 2017 compared to the prior year period.
Revenue for the full year ended December 31, 2017 was $3.307 billion, an increase of $104.4 million, or 3.3%, from $3.202 billion for the full year ended December 31, 2016. Excluding a 0.7% negative effect from changes in foreign exchange rates, Sensata reported organic revenue growth of 4.0% in the full year ended December 31, 2017.
Net income for the full year ended December 31, 2017 was $408.4 million, which was 12.3% of revenue, or $2.37 per diluted share. This compares to net income for the full year ended December 31, 2016 of $262.4 million, which was 8.2% of revenue, or $1.53 per diluted share. Adjusted net income for the full year ended December 31, 2017 was $548.7 million, which was 16.6% of revenue, or $3.19 per diluted share. This was an increase of 10.9% compared to adjusted net income for the full year ended December 31, 2016 of $494.8 million, which was 15.5% of revenue, or $2.89 per diluted share. Changes in foreign exchange rates had a nominal effect on Sensata's adjusted earnings per share for the full year 2017 compared to the prior year period.
Sensata’s ending cash balance at December 31, 2017 was $753.1 million, an improvement from $351.4 million as of December 31, 2016. During the full year ended December 31, 2017, Sensata's operating cash flow totaled $557.6 million, which was an increase of 6.9% from the prior year. The Company's free cash flow grew 5.6% year over year, totaling $413.1 million in the full year ended December 31, 2017.
“We finished the year strong in the fourth quarter, accelerating our organic revenue growth, expanding our adjusted EBIT margins and delivering attractive EPS growth,” said Martha Sullivan, President and Chief Executive Officer. “Our full year 2017 revenue growth exceeded our initial guidance and was driven by 14 percent organic revenue growth in our heavy vehicle & off road business, strength in China, and solid demand from our industrial customers. Our strong margin expansion and adjusted EPS growth are the result of both M&A cost synergies and core productivity improvements. I would like to thank all of Sensata's employees who helped to make 2017 such a successful year. Looking ahead, with our strong cash flow and improved balance sheet, we have significant opportunities to augment our solid operational performance with a balanced, value-creating capital deployment strategy in 2018.”
Segment Performance

	For the three months ended December 31,		For the full year ended December 31,
$ in 000s	2017	2016	2017	2016
Performance Sensing revenue	$634,696	$587,985	$2,460,600	$2,385,380
Performance Sensing profit	$180,695	$161,986	$664,186	$615,526
% of Performance Sensing revenue	28.5%	27.5%	27.0%	25.8%

Sensing Solutions revenue	$205,838	$200,411	$846,133	$816,908
Sensing Solutions profit	$67,539	$63,177	$277,450	$261,914
% of Sensing Solutions revenue	32.8%	31.5%	32.8%	32.1%
Performance Sensing’s profit as a percentage of revenue totaled 28.5% in the fourth quarter of 2017. Excluding the impact of changes in foreign exchange rates, Performance Sensing’s profit as a percentage of revenue increased 110 basis points from the fourth quarter of 2016. Sensing Solutions' profit as a percentage of revenue totaled 32.8% in the fourth quarter of 2017. Excluding the impact of changes in foreign exchange rates, Sensing Solutions' profit as a percentage of revenue increased 120 basis points compared to the fourth quarter of 2016.
FY 2018 Guidance
Sensata anticipates revenue to be between $3.442 billion and $3.542 billion for full year 2018, which would represent organic revenue growth of between 3 and 5 percent. For full year 2018, Sensata expects adjusted EBIT to be between $818 and $846 million. Additionally, the Company expects adjusted net income to be between $617 million and $645 million and adjusted earnings per share to be between $3.57 and $3.73 for full year 2018, which would represent organic growth of 9 to 13 percent. Sensata expects that changes in foreign currency exchange rates will increase revenues by approximately 1 to 2 percent and will increase adjusted earnings per share by $0.10 to $0.14 for full year 2018.
Q1 2018 Guidance
Sensata anticipates revenue to be between $849 million and $873 million for the first quarter of 2018, which would represent organic revenue growth of between 3 and 5 percent. Additionally, Sensata expects adjusted EBIT to be between $191 and $197 million and for adjusted net income to be between $141 million and $147 million, which would represent organic growth of 11 to 15 percent. The Company expects adjusted earnings per share to be between $0.81 and $0.85 for the first quarter of 2018.
Sensata expects that changes in foreign currency exchange rates will increase revenues by approximately 3 percent and will increase adjusted EPS by $0.03 to $0.04 in the first quarter of 2018.

Conference Call and Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its fourth quarter and full year 2017 financial results and its outlook for the first quarter and full year 2018. The dial-in numbers for the call are 1-844-784-1726 or +1-412-380-7411 and callers can reference the Sensata Q4 and Full Year 2017 Earnings Call. A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until February 8, 2018. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10115767.
About Sensata Technologies
Sensata Technologies is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in 12 countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation, and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata’s website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates our business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted net income margin, adjusted earnings per share (“EPS”), adjusted earnings before interest and taxes (“EBIT”), adjusted EBIT margin, free cash flow, net debt, organic revenue growth, and segment profit margin measured on a constant currency basis. We also refer to the change of certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported or an organic basis, the latter of which excludes the impact of acquisitions, net of exited businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted net income margin is calculated by dividing adjusted net income by net revenue. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted EBIT is defined as net income, determined in accordance with U.S. GAAP, excluding interest expense, net, provision for/(benefit from) income taxes, and certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EBIT margin is calculated by dividing adjusted EBIT by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or accelerate the repayment of debt obligations.
Net debt is defined as total debt, capital lease and other financing obligations, determined in accordance with U.S. GAAP, less cash and cash equivalents. We believe that this measure is useful to investors and management as an indicator of trends in our overall financial condition.
Organic revenue growth is defined as the reported percentage change in net revenue, determined in accordance with U.S. GAAP, excluding the impact of acquisitions, net of exited businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Segment profit margin measured on a constant currency basis is defined as segment profit, excluding the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period, divided by segment revenue, also adjusted to exclude the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Sensata believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation, risks associated with regulatory, legal, governmental, political, economic and military matters; adverse conditions in the automotive industry; competition in our industry, including pressure from customers to reduce prices; supplier interruption limiting access to manufactured components or raw materials; business disruptions due to natural disasters; labor disruptions; difficulties or failures to integrate businesses we acquire; market acceptance of new products; and our level of indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. See "Risk Factors" in the Company's 2017 Annual Report on Form 10-K and other public filings and press releases. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended		For the full year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net revenue	$840,534	$788,396	$3,306,733	$3,202,288
Operating costs and expenses:
Cost of revenue	540,118	509,498	2,141,308	2,084,261
Research and development	33,172	31,425	130,204	126,665
Selling, general and administrative	75,555	68,950	302,811	293,587
Amortization of intangible assets	39,472	49,926	161,050	201,498
Restructuring and special charges	207	946	18,975	4,113
Total operating costs and expenses	688,524	660,745	2,754,348	2,710,124
Profit from operations	152,010	127,651	552,385	492,164
Interest expense, net	(39,183)	(40,617)	(159,761)	(165,818)
Other, net	2,627	(9,793)	9,817	(4,901)
Income before taxes	115,454	77,241	402,441	321,445
(Benefit from)/provision for income taxes	(53,675)	10,714	(5,916)	59,011
Net income	$169,129	$66,527	$408,357	$262,434

Net income per share:
Basic	$0.99	$0.39	$2.39	$1.54
Diluted	$0.98	$0.39	$2.37	$1.53

Weighted-average ordinary shares outstanding:
Basic	171,314	170,870	171,165	170,709
Diluted	172,604	171,765	172,169	171,460

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the full year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income	$169,129	$66,527	$408,357	$262,434
Other comprehensive (loss)/income, net of tax:
Deferred (loss)/gain on derivative instruments, net of reclassifications	(10,382)	21,181	(28,202)	(3,829)
Defined benefit and retiree healthcare plans	(2,384)	(4,539)	(895)	(4,248)
Other comprehensive (loss)/income	(12,766)	16,642	(29,097)	(8,077)
Comprehensive income	$156,363	$83,169	$379,260	$254,357

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$753,089	$351,428
Accounts receivable, net of allowances	556,541	500,211
Inventories	446,129	389,844
Prepaid expenses and other current assets	92,532	100,002
Total current assets	1,848,291	1,341,485
Property, plant and equipment, net	750,049	724,046
Goodwill	3,005,464	3,005,464
Other intangible assets, net	920,124	1,075,431
Deferred income tax assets	33,003	20,695
Other assets	84,594	73,855
Total assets	$6,641,525	$6,240,976

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$15,720	$14,643
Accounts payable	322,671	299,198
Income taxes payable	31,544	23,889
Accrued expenses and other current liabilities	259,560	245,566
Total current liabilities	629,495	583,296
Deferred income tax liabilities	338,228	392,628
Pension and other post-retirement benefit obligations	40,055	34,878
Capital lease and other financing obligations, less current portion	28,739	32,369
Long-term debt, net	3,225,810	3,226,582
Other long-term liabilities	33,572	29,216
Total liabilities	4,295,899	4,298,969
Total shareholders’ equity	2,345,626	1,942,007
Total liabilities and shareholders’ equity	$6,641,525	$6,240,976

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)
	For the full year ended
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net income	$408,357	$262,434
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	109,321	106,903
Amortization of deferred financing costs debt discounts	7,241	7,334
Gain on sale of assets	(1,180)	—
Share-based compensation	19,819	17,425
Loss on debt financing	2,670	0
Amortization of inventory step-up to fair value	—	2,319
Amortization of intangible assets	161,050	201,498
Deferred income taxes	(56,757)	8,344
Unrealized loss on hedges and other non-cash items	1,961	9,198
Changes in operating assets and liabilities, net of effects of acquisitions	(94,836)	(93,930)
Net cash provided by operating activities	557,646	521,525

Cash flows from investing activities:
Acquisition of CST, net of cash received	—	4,688
Additions to property, plant and equipment and capitalized software	(144,584)	(130,217)
Investment in equity securities	—	(50,000)
Proceeds from the sale of assets	8,862	751
Other	(5,000)	—
Net cash used in investing activities	(140,722)	(174,778)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	7,450	3,944
Proceeds from issuance of debt	927,794	—
Payments on debt	(943,554)	(336,256)
Payments to repurchase ordinary shares	(2,910)	(4,752)
Payments of debt issuance costs	(919)	(518)
Other	(3,124)	—
Net cash used in financing activities	(15,263)	(337,582)
Net change in cash and cash equivalents	401,661	9,165
Cash and cash equivalents, beginning of period	351,428	342,263
Cash and cash equivalents, end of period	$753,089	$351,428

Revenue by Business, Geography, and End-Market (unaudited)

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2017	2016	2017	2016
Performance Sensing	75.5%	74.6%	74.4%	74.5%
Sensing Solutions	24.5%	25.4%	25.6%	25.5%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2017	2016	2017	2016
Americas	39.8%	40.8%	41.3%	42.7%
Europe	30.2%	30.4%	31.4%	32.0%
Asia/Rest of World	30.0%	28.8%	27.3%	25.3%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)[1]	Three months ended December 31,		Full year ended December 31,
	2017	2016	2017	2016
European automotive	23.5%	23.8%	24.0%	25.2%
North American automotive	17.7%	19.8%	18.6%	20.1%
Asian automotive	21.5%	20.2%	18.8%	17.6%
Rest of world automotive	0.3%	0.3%	0.3%	0.2%
Heavy vehicle off-road	13.9%	11.9%	14.3%	12.8%
Appliance and heating, ventilation and air-conditioning	5.8%	6.0%	6.3%	5.9%
Industrial	9.1%	8.9%	9.4%	9.0%
Aerospace	4.5%	5.1%	4.6%	4.7%
All other	3.7%	4.0%	3.7%	4.5%
Total	100.0%	100.0%	100.0%	100.0%

The following unaudited table reconciles Sensata’s net income to adjusted net income for the three month and full year periods ended December 31, 2017 and 2016.

(In 000s, except per share amounts)	Three months ended December 31,		Full year ended December 31,
	2017	2016	2017	2016

Net income	$169,129	$66,527	$408,357	$262,434
Restructuring and special charges	3,032	3,985	21,331	14,982
Financing and other transaction costs	4,729	—	9,267	1,508
Deferred (gain)/loss on other hedges	(2,124)	5,150	(7,365)	(19,347)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	40,294	52,559	165,040	210,847
Deferred income tax and other tax (benefit)/expense	(67,343)	936	(55,156)	17,086
Amortization of deferred financing costs and debt discounts	1,713	1,833	7,241	7,334
Total adjustments	$(19,699)	$64,463	$140,358	$232,410
Adjusted net income	$149,430	$130,990	$548,715	$494,844
Weighted average diluted shares outstanding	172,604	171,765	172,169	171,460
Adjusted net income per diluted share	$0.87	$0.76	$3.19	$2.89
Sensata’s definition of adjusted net income excludes the deferred provision for/(benefit from) income taxes and other tax expense/(benefit). Sensata’s deferred provision for/(benefit from) income taxes includes adjustments for book-to-tax basis differences due primarily to the step-up in fair value of fixed and intangible assets and goodwill, the utilization of net operating losses, and adjustments to our U.S. valuation allowance in connection with certain acquisitions. Other tax expense/(benefit) includes certain adjustments to unrecognized tax positions.
As Sensata treats deferred income tax and other tax expense/(benefit) as an adjustment to compute adjusted net income, the deferred income tax effect associated with the reconciling items, above, would not change adjusted net income for any period presented.
The current income tax (benefit)/expense associated with the reconciling items above, which is included in adjusted net income, would be as follows: Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory: $0.0 million and $(0.0) million for the three months ended December 31, 2017 and 2016, respectively and $0.0 million and $(0.1) million for the full year ended December 31, 2017 and 2016, respectively; and Restructuring and special charges of $(0.2) million and $(0.5) million for the three months ended December 31, 2017 and 2016, respectively, and $(0.5) million and $(1.0) million for the full year ended December 31, 2017 and 2016, respectively.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile net income to adjusted net income were recorded for the three months and full years ended December 31, 2017 and 2016.

($ in 000s)	Three months ended December 31,		Full year ended December 31,
	2017	2016	2017	2016

Cost of revenue	$4,453	$6,791	$20,217	$19,653
Selling, general and administrative	3,849	262	11,216	4,140
Amortization of intangible assets	37,883	48,634	155,292	195,848
Restructuring and special charges	(800)	857	6,243	2,829
Interest expense, net	1,713	1,833	7,241	7,334
Other, net	546	5,150	(4,695)	(14,480)
(Benefit from)/provision for income taxes	(67,343)	936	(55,156)	17,086
Total adjustments	$(19,699)	$64,463	$140,358	$232,410

The following unaudited table reconciles Sensata’s net cash provided by operating activities to free cash flow.

($ in 000s)	Three months ended December 31,		Full Year ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$185,367	$125,174	$557,646	$521,525
Additions to property, plant and equipment and capitalized software	(41,048)	(35,633)	(144,584)	(130,217)
Free cash flow	$144,319	$89,541	$413,062	$391,308

The following unaudited table reconciles Sensata’s diluted net income per diluted share to organic adjusted EPS growth for the three month and full year periods December 31, 2017 and 2016. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended December 31,		Full year ended December 31,
	2017	2016	2017	2016

Net income per diluted share	$0.98	$0.39	$2.37	$1.53
Non-GAAP adjustments:
Restructuring and special charges	0.02	0.02	0.12	0.09
Financing and other transaction costs	0.03	—	0.05	0.01
Deferred (gain)/loss on other hedges	(0.01)	0.03	(0.04)	(0.11)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.23	0.31	0.96	1.23
Deferred income tax expense and other tax (benefit)/expense	(0.39)	0.01	(0.32)	0.10
Amortization of deferred financing costs and debt discounts	0.01	0.01	0.04	0.04
Adjusted EPS	$0.87	$0.76	$3.19	$2.89

Percentage change in adjusted EPS	14.5%		10.4%
Less: year-over-year impact due to:
Foreign exchange rate differences	6.6%		0.0%	0.0%
Organic adjusted EPS growth	7.9%		10.4%
The following unaudited table reconciles Sensata’s total debt, capital lease and other financing obligations to net debt.

	Balance as of
($ in 000s)	December 31, 2017	December 31, 2016	Change ($)
Current portion of long-term debt, capital lease and other financing obligations	$15,720	$14,643	$1,077
Capital lease and other financing obligations, less current portion	28,739	32,369	(3,630)
Long-term debt, net	3,225,810	3,226,582	(772)
Total debt, capital lease and other financing obligations	3,270,269	3,273,594	(3,325)
Less: Discounts	(14,424)	(17,655)	3,231
Less: Deferred financing costs	(27,758)	(33,656)	5,898
Gross indebtedness	3,312,451	3,324,905	(12,454)
Less: Cash and cash equivalents	753,089	351,428	401,661
Net debt	$2,559,362	$2,973,477	$(414,115)

The following unaudited tables reconcile Sensata’s net income to adjusted EBIT for the three month and full year periods December 31, 2017 and 2016. Percentage amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	$ in thousands		% of net revenue
	Three months ended December 31,		Three months ended December 31,
	2017	2016	2017	2016
Net income	$169,129	$66,527	20.1%	8.4%
Interest expense, net	39,183	40,617	4.7%	5.2%
(Benefit from)/provision for income taxes	(53,675)	10,714	(6.4)%	1.4%
Earnings before interest and taxes (“EBIT”)	154,637	117,858	18.4%	14.9%
Non-GAAP adjustments:
Restructuring and special charges	3,032	3,985	0.4%	0.5%
Financing and other transaction costs	4,729	—	0.6%	—%
Deferred (gain)/loss other hedges	(2,124)	5,150	(0.3)%	0.7%
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	40,294	52,559	4.8%	6.7%
Adjusted EBIT	$200,568	$179,552	23.9%	22.8%

Year-over-year change	11.7%		110 bps
Less: year-over-year impact due to:
Foreign exchange rate differences	3.9%		60 bps
Organic adjusted EBIT growth	7.8%		50 bps

	$ in thousands		% of net revenue
	Full year ended December 31,		Full year ended December 31,
	2017	2016	2017	2016
Net income	$408,357	$262,434	12.3%	8.2%
Interest expense, net	159,761	165,818	4.8%	5.2%
(Benefit from)/provision for income taxes	(5,916)	59,011	(0.2)%	1.8%
EBIT	562,202	487,263	17.0%	15.2%
Non-GAAP adjustments:
Restructuring and special charges	21,331	14,982	0.6%	0.5%
Financing and other transaction costs	9,267	1,508	0.3%	0.0%
Deferred gain on other hedges	(7,365)	(19,347)	(0.2)%	(0.6)%
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	165,040	210,847	5.0%	6.6%
Adjusted EBIT	$750,475	$695,253	22.7%	21.7%

Year-over-year change	7.9%		100 bps
Less: year-over-year impact due to:
Foreign exchange rate differences	0.0%		20 bps
Organic adjusted EBIT growth	7.9%		80 bps

The following unaudited table reconciles Sensata’s projected (GAAP) diluted net income per share to its projected adjusted EPS for the first quarter ended March 31, 2018 and full year ended December 31, 2018. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add due to the effect of rounding.

	Three months ended March 31, 2018		Full year ended December 31, 2018
	Low End	High End	Low End	High End

Projected GAAP earnings per diluted share	$0.49	$0.50	$2.32	$2.39
Restructuring and special charges	0.03	0.04	0.06	0.10
Financing and other transaction costs	0.03	0.04	0.03	0.04
Deferred (gain)/loss on other hedges*	—	—	—	—
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.20	0.20	0.92	0.92
Deferred income tax and other tax expense/(benefit)	0.05	0.06	0.20	0.24
Amortization of deferred financing costs	0.01	0.01	0.04	0.04
Projected adjusted net income per diluted share	$0.81	$0.85	$3.57	$3.73
Weighted average diluted shares outstanding (in 000s)	172,800	172,800	172,800	172,800

* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2018 GAAP diluted net income per share.  In prior years such adjustments have been significant to our reported GAAP earnings.
# # #

Contact:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
joshua.young@sensata.com	ataxiarchos@sensata.com